Exhibit 10.1

In the Matter of

ACE Limited and

ACE Group Holdings, Inc.

ASSURANCE OF DISCONTINUANCE AND VOLUNTARY COMPLIANCE

Pursuant to the provisions of Executive Law § 63 (12), the Donnelly Act (Gen. Bus. Law §§ 340 et seq.), the Martin Act (Gen. Bus. Law § 352-c) and the common law of the State of New York, Eliot Spitzer, Attorney General of the State of New York caused an investigation to be made of ACE Limited, a Cayman Islands corporation with its principal place of business in Bermuda, that trades on the New York Stock Exchange and its subsidiaries including but not limited to ACE Group Holdings, Inc. and ACE INA Holdings Inc. (collectively “ACE”) relating to practices in the marketing, sale, renewal, placement or servicing of insurance and reinsurance and their accounting and public reporting practices, including those relating to nontraditional and finite insurance and reinsurance (the “Investigation”); and pursuant to Conn. Gen. Stat. §§ 35-24 et seq. (the Connecticut Antitrust Act) and Conn. Gen. Stat. §§ 42-110a et seq. (the Connecticut Unfair Trade Practices Act), Richard Blumenthal, Attorney General of the State of Connecticut, caused an investigation to be made of ACE on the subject matter of the Investigation; and pursuant to the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq., Lisa Madigan, Attorney General of the State of Illinois, caused an investigation to be made of ACE on the subject matter of the Investigation (collectively “Attorneys General Investigations”); and Howard Mills, the Superintendent of Insurance of the State of New York (the “Superintendent”), caused an investigation to be made of ACE on the subject matter of the Investigation

(the “Superintendent’s Investigation”); and based upon the Attorneys General Investigations and the Superintendent’s Investigation the following findings have been made:

1. Since at least the mid-1990s ACE and other insurers have paid hundreds of millions of dollars in so-called “contingent commissions” to the world’s largest insurance brokers, including Marsh & McLennan Companies, Inc. or Marsh Inc. (collectively “Marsh”), Aon Corporation (“Aon”),Willis Group Holding Ltd. (“Willis”), and Arthur J. Gallagher & Co. (“Gallagher”) as well as tens of thousands of smaller brokers and independent agents.

2. ACE entered into a number of contingent commission agreements (also known as “override” agreements) to pay compensation to Producers,1 such as Marsh, Aon, Willis and Gallagher as a result of which they steered insurance policies to ACE to increase the volume of policies written by ACE, to keep retention levels of existing ACE policies above certain benchmarks, and to direct policies to ACE. In most cases, steering took the form of Producers purporting to offer unbiased recommendations to their clients about the selection of insurers when in fact, in many cases, the Producers’ recommendations were biased in favor of insurers who paid contingent commissions.

3. Under these agreements, when Marsh, for example, helped ACE retain its existing business at renewal time, ACE paid Marsh higher contingent commissions. Thus, in the 2002 placement service agreement between the two companies relating to environmental insurance, ACE agreed to pay Marsh an aggregate percentage of gross written premium that

[1]	For purposes of this Agreement, “Producer” shall mean any insurance broker as that term is defined in § 2101(c) of the Insurance Law of the State of New York or any independent insurance agent as that term is defined in § 2101(b) of the Insurance Law of the State of New York and who offers insurance for a specific product or line from more than one insurer or affiliated group of insurers.

varied from 4% for total placements of $1 million to $7 million up to 6% for total placements above $10 million. These contingent compensation payments were passed on to ACE’s customers in the form of higher premiums.

4. In 2002, ACE decided to greatly expand its position in the potentially lucrative excess casualty market (which covers losses above the limits provided by policyholders’ primary casualty insurance policies) by creating a separate division, called the Casualty Risk Department. Previously, ACE had maintained only a small presence in this market. In order to gain access to excess casualty contracts and ensure a steady stream of business, ACE signed a lucrative placement service agreement in which ACE agreed to pay sufficient contingent commission to ensure Marsh’s commission totaled a minimum of 10% for the first $1 of premium to 20% for any amount over $ 180 million dollars of premium. In addition, ACE agreed to join other insurers and Marsh in rigging the process of bidding for insurance policies and actively deceiving clients. ACE participated in the scheme in two ways: (1) where ACE was the incumbent on the lead layer of business, Marsh generally sought to protect ACE’s incumbency and gave ACE an unfair competitive advantage by seeking out non-competitive bids from other insurers; and (2) where ACE was not the incumbent on the lead layer, ACE agreed to provide quotes to protect the incumbent, with the understanding that ACE would receive business on an excess layer without competition, thereby allowing it to enter the market. These practices were to the detriment of the insured, whose best interests Marsh was supposed to be serving.

5. The details of the scheme were as follows, when ACE was the incumbent carrier on the lead layer, or was otherwise chosen by Marsh to win a client’s excess layer business, Marsh set a target for ACE which included proposed premium and policy terms for

ACE’s bid. If ACE met this target, Marsh generally arranged for ACE to win the business, regardless of whether ACE, or any other insurance company, could have quoted better terms for the client.

6. In order to control the market, Marsh instructed other insurance companies to provide intentionally losing bids that were inferior to those provided by the incumbent or its chosen winner for the excess layer. These losing quotes were known, among other things, as “fake,” “backup,” “supportive,” “alternative leads” or “protective quotes.” They were also known as “B Quotes” or simply “B’s.” Once it had secured such quotes, Marsh would present them to clients as bids obtained through a competitive process. This pretense of competition was intended to, and did, give clients the impression that ACE’s bid was the best available. It also had the effect of directing business to ACE, not at terms best for the client, but rather at terms advantageous to ACE. Certain employees of ACE were aware of this arrangement and of the “B Quotes” supplied by other insurers.

7. In an e-mail dated November 3, 2003 ACE’s president of casualty risk summarized ACE’s arrangement with Marsh:

Marsh is consistently asking us to provide what they refer to as “B” quotes for a risk. They openly acknowledge we will not bind these “B” quotes in the layers we are be [sic] asked to quote but that they ‘will work us into the program’ at another attachment point. So for example if we are asked for a “B” quote for a lead umbrella then they provide us with pricing targets for that “B” quote. It has been inferred that the ‘pricing targets’ provided are designed to ensure underwriters ‘do not do anything stupid’ as respects pricing.

8. The arrangement with Marsh allowed ACE to become a major competitor in the excess casualty market with phenomenal speed. In 2001, before entering the scheme, ACE received only $5 million in Excess Casualty premiums in the United States from Marsh. This number increased in 2002 to $41 million, $98.6 million in 2003 and $93.5 million in 2004. These premiums placed ACE over this time period as the third largest carrier of excess casualty with Marsh, behind only Marsh’s long time partners in the scheme AIG and Zurich. Set forth below are specific examples of ACE’s participation in the bidrigging scheme:

a.	In or about December of 2002, Client A approached Marsh to help Client A obtain excess casualty insurance. In response to the ensuing quote request from Marsh, an ACE assistant vice president of underwriting sent a fax to Greg Doherty, a senior vice president in Marsh Global Broking’s Excess Casualty division, quoting an annual premium of $990,000 for the policy. Later that day, ACE revised its bid upward to $1,100,000. On the fax cover sheet with the revised bid, ACE’s assistant vice president wrote: “Per our conversation attached is revised confirmation. All terms & conditions remain unchanged.” An e-mail the next day from the assistant vice president to an ACE vice president of underwriting explained the revision as follows: “Original quote $990,000 . . . We were more competitive than AIG in price and terms. MMGB [Marsh] requested we increase premium to $1.1 M to be less competitive, so AIG does not loose [sic] the business. . . .”

b.	In or about June of 2003, ACE learned that Client B was unhappy with the incumbent carrier for its excess casualty insurance. Despite this, Marsh asked ACE to refrain from submitting a competitive bid because Marsh wanted the incumbent, AIG, to keep the business. An ACE vice president of underwriting wrote to ACE’s president of casualty risk:

Our rating has risk at $890,000 and I advised MMGB NY that we could get to $850,000 if needed. Doherty gave me [a] song & dance that game plan is for AIG at $850,000 and to not commit our ability in writing!

In order to satisfy the Marsh executive, ACE never made the lower bid (ACE did submit the higher $890,000 bid) and AIG won the contract.

c.	In or about October of 2003, Client C was looking to renew its excess casualty insurance. Zurich was the incumbent on the plan. Prior to Zurich’s bidding on the renewal, ACE expressed interest in covering both the lead and excess layer. The ACE underwriter wrote to Marsh, “We are interested in looking at the Lead or excess.” The e-mail went on to state, “Please advise game plan at your earliest convenience.” In response, the Marsh broker made clear that the lead was not available for a real bid from ACE, forwarding an internal Marsh e-mail that stated, “Zurich hit the revised target of $535,000. We will need an e-mail indication for $25mm x P from ACE.” The e-mail also included a message to the ACE underwriter stating simply, “need a b declination.” ACE responded the next day by quoting an amount less favorable for coverage than Zurich’s quote. Zurich kept the coverage.

d.	In or about August of 2003, Client D asked Marsh to solicit bids on its lead and excess casualty insurance. Marsh set a target for the incumbent AIG at $525,000 for the renewal. AIG, however, wanted to receive a higher premium of $545,000 and submitted its bid at the higher amount. Even though AIG had missed the target, Marsh sought to aid AIG and solicited B quotes to protect it, as documented by the following Marsh e-mail:

AIG quoted 25 x P for $545,000. Copies were distributed yesterday. This is slightly above plan and if we need to adjust the excess to the same percentage increase, no big deal. . . . We need a hard copy lead alternative from Zurich & ACE. Both should not mind as they will both get the excess.

This e-mail was followed by an e-mail to the ACE underwriter informing ACE of AIG’s quote and asking for an “alternative lead.” ACE responded by protecting AIG with a quote over $100,000 higher than AIG’s bid.

e.

In or about July of 2003, Client E sought to renew its excess casualty coverage and asked Marsh to solicit competitive bids. Marsh’s broking plan dictated that St. Paul was to receive the coverage for the lead layer at a premium of $200,000. Once St. Paul hit the target, Marsh sought protective B Quotes. An internal Marsh e-mail stated: “I am going to need a B quote from ACE . . . so I can get CA [the Marsh Client Advisor] off my back. In fact, please have ACE Excess release a quote for $25mm x

P.” This was followed by an e-mail from Marsh to the ACE underwriter which stated:

ST. Paul quoted a lead $25mm xs P (same attachments as expiring) and hit target of $200,000. I rated up the program and came to approx. $460,000 for a lead $25MM. [giving ACE an indication of what to bid]

Can you please provide us with a back-up indication at your soonest. Should you need any additional information, please advise. I await your indication.

Later that same day, ACE responded by stating that its price would be about $450,000 or more than double St. Paul’s coverage. St. Paul’s received the coverage.

9. In addition to participating in the bidrigging scheme with Marsh, ACE engaged in a variety of other improper activities to ensure that brokers gave ACE preferential treatment in the placement of contracts. These activities included: (1) compensating brokers for business steered to ACE by agreeing to obtain ACE’s own reinsurance through the same broker, and (2) sending fraudulent e-mails to a broker misrepresenting ACE’s payments to help the broker meet its targeted performance goals.

10. In November of 2003, ACE retained Guy Carpenter, the reinsurance brokerage unit of Marsh, to place reinsurance for a contract that Willis Retail had awarded to ACE for Client G. Willis, upon discovering that ACE had hired a competing reinsurance broker on a Willis retail account, called Susan Rivera, ACE North America’s President, and insisted that the reinsurance business be placed through Willis Re. After the call, Rivera ordered ACE to move the reinsurance to Willis Re. Willis Re, upon replacing Guy Carpenter, performed no work, instead simply using the quotes already obtained by Guy Carpenter to bind the business. As the ACE underwriter described the situation:

I can’t say I really “worked” with Willis Re. I received [the reinsurance company’s] quotes through Guy Carpenter. It wasn’t till senior management received calls from Willis on this account that I started “working” with Willis Re. Willis Re just went and retrieved the quote that was already presented by Guy Carp [enter].

11. Similarly, in February of 2000, ACE had retained the JLT Group (“JLT”) to procure reinsurance on a contract involving Client H, a government organization. JLT was well along in the process of finding reinsurance, having lined up a number of competitive quotes. Despite the arrangement with JLT, Marsh, the broker on the primary insurance, made clear to ACE that if ACE did not use Marsh for the reinsurance, ACE would not receive the contract. ACE responded by agreeing to switch the reinsurance broker to Marsh (so as not to destroy ACE’s relationship with JLT, ACE was able to get Marsh to agree to split the commissions with JLT). As the ACE underwriter explained to JLT:

We have told Marsh that we will transfer the facultative placement [reinsurance] to them, but that you will share in the commission for a period of time. If we had not agreed to this, we feel AIG would have been a shoe-in [on the initial contract].

12. To promote its relationship with a broker and receive more business, ACE also provided false documentation that would improve the appearance of the broker’s year end results. In late 2003, Willis sought out a number of insurance companies, promising increased future business in exchange for unearned payments. One ACE employee described the proposal as follows:

At a recent dinner [Willis executive] approached me, [another ACE employee], Susan Rivera [ACE North America’s president]

and indicated confidentially that he is under significant pressure from his superiors to meet serious income deficiency shortfalls in the year and quarter. He expressed his intention to approach a couple of “partner markets” that he would then “guarantee” significant new business growth to [sic] in ‘04. Those who did not choose to help him as a partner now would not be designated “favored” market.

While he readily acknowledged that such an arrangement would require a great deal of personal trust in him he will assure his ability to make good and will guarantee Willis performance. He indicated he needs $500,000 from ACE in the fourth quarter this year as advance payment for next year.

ACE accepted the offer and agreed to pay Willis $500,000 for the promise of significant new business growth. Willis, however, still had a problem in that it needed to justify the receipt of these funds on its books. To achieve this result, Willis’ head of contingent commissions personally convinced Susan Rivera, ACE’s North American president, to send fraudulent e-mails (originally drafted by Willis) indicating that Willis was entitled to the payment in 2003. The inaccurate e-mails were then given to Willis’s auditors to justify the recording of the payment.

13. ACE also used non-traditional and finite reinsurance to improperly enhance both its own earnings and those of its clients. In at least six separate deals, ACE created the false appearance of risk transfer, utilizing methods such as secret side agreements, to negate the wording of written contracts that did not accurately characterize the agreement reached between the parties. Below are three examples this type of behavior:

a.

In 1998, Hiscox Syndicates Ltd. (“Hiscox”), a privately held United Kingdom insurance company, was seeking a reinsurance contract for a policy it had insured with a $45 million dollar limit on which $40.8 million of losses had already occurred. It was apparent that the full $45 million limit would be reached under the policy. ACE agreed to enter into a “reinsurance” contract whereby Hiscox would pay $45 million in premium for $50 million in coverage. Thus, the contract on its face would appear to have sufficient risk of loss to any auditor or regulator who examined the contract.

Both ACE and Hiscox, however, believed that it was likely that the losses would reach at least the $50 million limit. Accordingly, the parties negotiated a secret side agreement providing that ACE would not have to pay any claims until 2002. This provision ensured that ACE would generate sufficient investment income to cover any losses over the premium, and thus incur no real risk. The side letter dated January 11, 1999 stated:

Notwithstanding anything to the contrary in the Slip, Hiscox hereby agrees that no claim shall become payable by ACE to Hiscox under the Slip before May 10, 2002.

ACE inadvertently showed a copy of the side agreement to its outside auditing firm which, as a result, refused to authorize the deal as reinsurance. Rather than simply abandoning the deal, however, ACE falsely told its auditor that the transaction would proceed without the side agreement. In reality, ACE and Hiscox simply reached a verbal agreement for the same terms as the previous side agreement. The verbal side agreement was followed by the parties, with no payment occurring from

ACE until May of 2002. Both sides accounted for the deal as “reinsurance”.

b.	ACE entered into a second sham “reinsurance” agreement in 2000. This involved American Capital Access (“ACA”), a privately held United States insurer. In a series of contracts, ACE agreed to provide ACA with $60 million in “reinsurance” in exchange for $60 million in premiums. This was essentially a loan agreement, as acknowledged by ACE in an internal document describing the deal (after the first $10 million in coverage was given). That memorandum stated,

Restructured program can be viewed as ACA making a $10 million loan to ACE at 3% rate of interest (thus AFS [a division of ACE] earns approximately 300 bps on $10 million).

To make sure that ACE would not realize any profits beyond a small fee and a reasonable rate of interest for the loan, the parties entered into two secret side agreements. Under these agreements, ACE’s profits were guaranteed and capped at $500,000, eliminating any risk from the deal. The second side agreement stated (which was almost identical to the one it supplanted):

[I]t is the intention of the parties that ACE will realize a pre-tax profit margin of approximately $500,000, plus an amount equal to any investment income in excess of 3% . . . . Each party will exercise its best efforts to effect this result . . . so that any shortfall experienced by ACE will be compensated by ACA and any overage (including related investment income) will be recovered by ACA from ACE.

ACE’s auditors and regulators were never informed about the side agreements,

c.

ACE also used finite insurance to improperly shift losses among its subsidiaries, accounting for inter-company transfers as “reinsurance.” In 2000, ACE Tempest Reinsurance, Ltd. (“Tempest Re”), a Bermuda based subsidiary of ACE dealing with catastrophic insurance, had incurred property losses of $45 million. ACE wanted to provide reinsurance that would have the effect of freeing up Tempest Re’s capital for other transactions. Accordingly, ACE engineered an internal reinsurance deal between Tempest Re and ACE Bermuda Insurance Ltd. (“ACE Bermuda”), a separate ACE subsidiary. Tempest Re and ACE Bermuda entered into a sham transaction that appeared to involve Tempest Re paying $70 million for $120 million in reinsurance (part of which covered the $45 million that had already occurred). The substance of the deal as it appeared on paper, however, was overridden by a secret side agreement, pursuant to which Tempest Re and ACE Bermuda agreed to cancel the contract as soon as Tempest Re had paid the first $45 million of premiums with ACE Bermuda receiving a $5.67 million fee for participating in the deal. Thus, ACE Bermuda faced no risk of losing money on the deal, and ACE Tempest Re was able to remove its losses for a set fee of $5.67 million. Despite the lack of risk, both parties accounted for the deal as “reinsurance”.

14. Based on these allegations, the Attorneys General and the Superintendent allege that ACE unlawfully deceived policyholders, regulators and other authorities and shareholders by: (a) participating in schemes to steer business; (b) participating in rigging of bids for excess casualty insurance through Marsh; and (c) improperly using insurance transactions to bolster the quality, quantity and stability of their clients’ and ACE’s earnings;

15. ACE has been and is continuing to cooperate with the Attorneys General Investigations and the Superintendent’s Investigation;

16. In the wake of the issuance of the subpoenas and the Attorneys General Investigations and the Superintendent’s Investigation, ACE has adopted and, under this Assurance of Discontinuance and Voluntary Compliance (the “Assurance”) and corresponding Stipulation with the Superintendent (the “Stipulation”), will continue to implement a number of business reforms governing the conduct of employees of ACE.

17. By entering into this Assurance, the Attorneys General resolve all issues uncovered to date (with the exception of those areas noted below) in the Attorneys General Investigations.

18. The Attorneys General find the relief and agreements contained in this Assurance appropriate and in the public interest. The Attorney General of New York is willing to accept this Assurance pursuant to Executive Law § 63(15), in lieu of commencing a statutory proceeding. The Attorney General of Connecticut is willing to accept the Assurance in lieu of commencing a statutory proceeding under Conn. Gen. Stat. §§ 35-32, 42-110m and 33-1335.

The Attorney General of Illinois is willing to accept the Assurance in lieu of commencing a statutory proceeding under 740 ILCS 10/1 et seq, and 815 ILCS 505/1 et seq.

19. The Superintendent and ACE will, simultaneously with the signing of the Assurance, enter into a Stipulation to resolve all issues uncovered to date in the Superintendent’s Investigation, but not including any issues in the Superintendent’s current examination of Westchester Fire Insurance Company.

20. This Assurance is entered into solely for the purpose of resolving the Attorneys General Investigations, and is not intended to be used for any other purpose.

21. Without admitting or denying any of the above allegations, ACE is entering into this Assurance and the Stipulation.

22. Nothing herein shall be construed to apply to any business or operations involving group and individual: (1) fixed and variable life insurance, (2) fixed and variable, immediate and deferred annuities, (3) accidental death and dismemberment insurance, (4) short and long term disability insurance, (5) long term care insurance, (6) accident and health insurance, including vision and dental insurance, (7) credit insurance, (8) involuntary unemployment insurance, (9) guaranteed investment contracts, and (10) funding agreements (collectively “ACE’s Life Insurance Operations”). Nor shall this Assurance nor any its provisions be construed to apply to or waive any claims or causes of action related to any Loss Portfolio Arrangement, Loss Portfolio Program nor any similar Worker’s Compensation arrangement with the State of Connecticut or any department or entity thereof (collectively “Connecticut’s Worker’s Compensation Investigation”).

NOW THEREFORE, the Attorneys General and ACE hereby enter into this Assurance with a statement of apology attached as Exhibit 1, and agree as follows:

Bid Rigging – Excess Casualty Policyholders

1. On or before June 7, 2006, ACE Group Holdings, Inc. shall pay $40 million into a fund (the “Excess Casualty Fund”) held by ACE to be paid to ACE’s policyholders who purchased or renewed ACE’s Excess Casualty policies (including policies written on the “Bermuda Form” in categories 1 and 2 as classified by ACE), excluding Excess Workers Compensation policies, through Marsh during the period from January 1, 2002 through September 30, 2004 (the “Eligible Policyholders”). All of the money paid into the Excess Casualty Fund and any investment or interest income earned thereon shall be paid to Eligible Policyholders pursuant to this Assurance. No portion of the Excess Casualty Fund shall be considered a fine or a penalty.

2. The Excess Casualty Fund shall be invested in a designated money market fund subject to the prior approval of the Attorneys General and the Superintendent.

3. ACE shall (a) by August 9, 2006 calculate the amount of money each of the Eligible Policyholders paid for excess casualty insurance placed through Marsh with inception or renewal dates during the period from January 1, 2002 through September 30, 2004 (the “Eligible Policies”); (b) within ten days of completing these calculations, file a report with the Attorneys General and the Superintendent, certified by an officer of ACE, setting forth: (i) each Eligible Policyholder’s name and address; (ii) the Eligible Policyholder’s Eligible Policy(ies) purchased or renewed and policy number(s); (iii) the amount the Eligible Policyholder paid in premiums for each such policy; and (iv) the amount each policyholder is eligible to receive which shall equal each policyholder’s pro rata share of the Excess Casualty Fund as calculated by multiplying the amount in the Excess Casualty Fund by the ratio of the policyholder’s gross written premium for Eligible Policies for the period from January 1, 2002 through September 30, 2004, divided by the total gross written premium for all Eligible Policies; and (c) by August 23, 2006, send a notice to each Eligible Policyholder, setting forth items (ii) through (iv), above, and stating that the amount paid may increase if there is less than full participation by Eligible Policyholders in the Excess Casualty Fund (the “Excess Notice”). The form of the Excess Notice shall be subject to the prior approval of the Attorneys General and Superintendent.

4. Eligible Policyholders who receive an Excess Notice and who voluntarily elect to receive a cash distribution (the “Participating Policyholders”) shall tender a release in the form attached hereto as Exhibit 2 on or before January 26, 2007.

5. On or before March 6, 2007, ACE Group Holdings, Inc. shall pay each Participating Policyholder the amount that Participating Policyholder is eligible to receive from the Excess Casualty Fund as set forth in paragraph 3(b)(iv) above, and any interest or investment income earned thereon.

6. On or before April 6, 2007, ACE shall file an interim report with the Attorneys General and the Superintendent, certified by an officer of ACE, listing all amounts paid from the Excess Casualty Fund.

7. In the event that any Eligible Policyholder elects not to participate or otherwise does not respond to the Excess Notice (the “Non-Participating Policyholders”), the amount that such policyholder was eligible to receive from the Excess Casualty Fund as set forth in paragraph 3(b)(iv) may be used by ACE to satisfy any pending or other claims asserted by policyholders relating to the excess casualty bid rigging or excess casualty steering allegations set forth in this Assurance, provided that in no event shall a distribution be made from the Excess Casualty Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount set forth in paragraph 3(b)(iv) above, and any interest or investment income earned thereon; nor shall the total payments from the Excess Casualty Fund to any Non-Participating Policyholder exceed 80% of the amount that Non-Participating Policyholder was originally eligible to receive as set forth in paragraph 3(b)(iv).

8. If any money remains in the Excess Casualty Fund as of January 7, 2008 any such funds shall be distributed by February 7, 2008 on a pro rata basis to the Participating Policyholders.

9. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

10. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of commissions, administrative or other fees to ACE.

11. On or before February 22, 2008, ACE shall file a report with the Attorneys General and the Superintendent, certified by an officer of ACE, listing all amounts paid from the Excess Casualty Fund, including any payments subsequent to the payments described in paragraph 6.

MONETARY FINE, PENALTY AND PAYMENT

12. On or before June 7, 2006, ACE Group Holdings, Inc. shall pay $40 million as a fine or penalty of which a $24 million fine will be paid by wire transfer to the State of New York, a $8 million payment will be made in accordance with 815 ILCS 505/7(d) by wire transfer to the State of Illinois and a $8 million penalty will be paid by wire transfer to the State of Connecticut. Each Attorney General and the Superintendent shall provide issuing instructions with respect to the payments. These fines and penalties are imposed for all of the improper conduct described in this Assurance and the Stipulation.

BUSINESS REFORMS

13. Within 60 days of the date of this Assurance (or such other date as specified below), ACE shall undertake the following business reforms. ACE will not undertake any transaction for the purpose of circumventing the prohibitions contained in this Assurance.

14. For purposes of this Assurance, Compensation shall mean anything of material value given to a Producer including, but not limited to, money, credits, loans, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses, provided that Compensation shall not mean customary, non-excessive meals and entertainment expenses. ACE shall develop and implement policies for its employees explaining the provisions of this paragraph as part of the standards described in paragraph 27 below. Prior to October 9, 2006, ACE shall submit to the Attorneys General and the Superintendent a draft of the intended policies.

15. For purposes of this Assurance, Contingent Compensation is any Compensation contingent upon any Producer: (a) placing a particular number of policies or dollar value of premium with ACE; (b) achieving a particular level of growth in the number of policies placed or dollar value of premium with ACE; (c) meeting a particular rate of retention or renewal of policies in force with ACE; (d) placing or keeping sufficient insurance business with ACE to achieve a particular loss ratio or any other measure of profitability; (e) providing preferential treatment to ACE in the placement process, including but not limited to giving ACE last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements; or (f) obtaining anything else of material value for ACE. This definition does not include Compensation paid to employees of ACE or to their Producers that are captive or are exclusive to ACE with respect to a specific line or product that is clearly and conspicuously identified in marketing materials as ACE’s line or product.

16. Compensation Disclosure. Beginning six months from the date of this Assurance, ACE’s offices, situated and issuing insurance policies in the United States or its territories, shall send a notice accompanying the insured’s policy, stating that the insured can review and obtain information relating to ACE’s practices and policies regarding Compensation on either a website or from a toll-free telephone number. The information on the website or available through the toll-free number shall be sufficient to inform insureds of the nature and range of Compensation, by insurance product, paid by ACE. No later than four months from the date of this Assurance, ACE shall submit to the Attorneys General the proposed format and content of the notice, website and the information available via the toll-free telephone number described in this paragraph. The form and content of the notice, website and information available via the toll-free telephone number shall be subject to the prior approval of the Attorneys

General. ACE shall commence posting the website and operation of the toll-free telephone number no later than six months after the date of this Assurance.

17. Prohibition on Contingent Compensation for Excess Casualty. During the period of 2006 through and including 2008, ACE’s offices situated and issuing policies in the United States shall not pay any Producer Contingent Compensation relating to the placement of any excess casualty insurance policy. In addition, ACE commits that its offices situated and issuing policies outside the United States shall not pay any Producer Contingent Compensation relating to the placement of any excess casualty insurance policy issued or renewed to any insured domiciled in the United States, which policy is principally associated with covering property or operations situated in the United States. Subsequent to 2008, excess casualty insurance shall be subject to the provisions of paragraph 23.

18. ACE shall undertake the business reforms set forth in paragraphs 19-25 for any offices situated and issuing policies in the United States.

19. Except as set forth in paragraphs 23-25 below, in connection with its issuance, renewal or servicing of insurance policies through a Producer, ACE shall pay as Compensation only a specific dollar amount or percentage commission on the premium set at the time of each purchase, renewal, placement or servicing of a particular insurance policy.

20. Prohibition on Pay-to-Play. ACE shall not offer to pay or pay, directly or indirectly, any Producer any Compensation in connection with the Producer’s solicitation of bids for the Producer’s clients.

21. Prohibition on Bid Rigging. ACE shall not directly or indirectly knowingly offer or provide to any Producer any false, fictitious, artificial, ‘B’ or “throw away” quote or indication. Nothing herein shall preclude ACE from offering to provide or providing any bona fide quote or indication.

22. Prohibition on Leveraging. ACE shall not make any promise or commitment to use any Producer’s brokerage, agency, producing or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in paragraph 15 (a) - (f) above.

23. Additional Limitations on Contingent Compensation. Within 30 days of receipt of a notice from any of the Attorneys General that the Attorneys General have made a determination, based on market share information available from the National Association of Insurance Commissioners (“NAIC”) or A.M. Best Company (or another agreed upon third-party source of market share data if such data is not available from NAIC or A.M. Best for a given insurance line (or product/segment)), that (a) insurers who do not pay Contingent Compensation in a given insurance line (or product/segment) including but not limited to direct writers and insurers that employ only captive agents in the given insurance line (or product/segment) and (b) insurers who have signed Agreements or Assurances with the Attorney General of New York or agreements with other Attorneys General containing this paragraph as applied to them, together represent more than 65% of the national gross written premiums in the given insurance line (or product/segment) in the calendar year for which market share data is most recently available (the “Notice”), ACE shall stop paying Contingent Compensation for such insurance line (or product/segment) beginning on January 1 of the next calendar year following the date of the Notice. If, in any given calendar year after the date of the Notice described above, the market share used in the Notice falls below 60%, ACE shall notify the Attorneys General of the change. If, within 60 days, the Attorneys General do not object to ACE’s determination that the market share used in the Notice is below 60%, any prohibition on Contingent Compensation described in the Notice shall cease. If any of the Attorneys General do object to ACE’s determination, the Attorneys General shall set forth the reasons for such objections in a written notice to ACE within 60 days of ACE’s notification to the Attorneys General. Resort to court action to resolve a dispute related to the determination of market share or the determination that a given insurer does not pay Contingent Compensation under this paragraph shall not be deemed a violation of this Assurance.

24. Except as provided in paragraph 17, in any insurance line or product in which ACE paid Contingent Compensation for the 2004 calendar year or any part thereof, ACE may continue to pay Contingent Compensation until the receipt of a Notice from the Attorneys General that the conditions described in paragraph 23 above have been met. Following receipt of a Notice, ACE may continue to pay any Contingent Compensation accrued or accruing until the end of the calendar year. In no event shall any provisions in paragraphs 23, 24 and 25 be construed to require ACE to take any action that would cause ACE to be in breach of an agreement that is in force as of the date of this Assurance.

25. ACE agrees not to commence the paying of Contingent Compensation in any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar year or any part thereof and where the Attorneys General have sent a Notice pursuant to paragraph 24 above. In the event that ACE intends to enter into any agreement potentially obligating it to make Contingent Compensation payments for any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar year or any part thereof, ACE agrees to give the Attorneys General written notice and a copy of the intended agreement at least 60 days prior to the execution of any such agreement.

26. Controls on Finite and Non-traditional Reinsurance. ACE commits that ACE will enact policies and procedures satisfactory to the Attorneys General and the Superintendent to prevent transactions designed solely to manipulate accounting results, transactions involving insufficient risk transfer created for purposes of improperly qualifying such transactions for reinsurance accounting, and transactions that contain undisclosed side agreements.

27. Standards of Conduct and Training. ACE shall implement written standards of conduct regarding Compensation paid to Producers, consistent with the terms of this Assurance, subject to approval of the Attorneys General and Superintendent, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, anti trust and trade practices compliance, and record keeping. ACE commits that its insurance subsidiaries doing business outside of the United States directly or through professional intermediaries, with United States resident insureds for policies principally associated with property or operations situated in the United States, will conform their conduct to the requirements of the Assurance and Stipulation.

28. ACE agrees to support legislation and regulations in the United States to abolish Contingent Compensation for insurance products or lines. ACE further agrees to support legislation and regulations in the United States requiring greater disclosure of Compensation.

29. ACE shall not engage or attempt to engage in violations of New York State Executive Law § 63(12), New York State’s Donnelly Act (Gen. Bus. Law § 340 et seq.), New York State’s Martin Act (Gen. Bus. Law § 352-c), New York Insurance Law, Conn. Gen. Stat. §§ 35-24 et seq. 42-110a et seq. and 33-1335 and the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq.

REINSURANCE REPORTING OBLIGATIONS

30. For a period of five years beginning August 7, 2006, ACE will provide annually by May 1 of each year to the Superintendent a report, in a format approved by the Superintendent, that includes:

a.	A review of ceded and assumed reinsurance of the property/casualty insurance subsidiaries of ACE required to file statutory financial statements on the NAIC blanks (the “Property/Casualty Insurers”) verifying that all contracts comply with SSAP 62 and 75 and the new NAIC disclosure and attestation requirements including the attestation that with respect to all reinsurance contracts for which the reporting entity is taking credit on its current financial statements, to the best of ACE’s knowledge and belief, after diligent inquiry and unless noted as an exception under the attestation requirement:

i.

Consistent with SSAP 62, there are no separate written or oral agreements between the reporting entity (or its affiliates or companies it controls) and the assuming reinsurer that would under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the reinsurance contract, other than inuring contracts that are explicitly defined in the reinsurance contract except as disclosed;

ii.	For each such reinsurance contract entered into, renewed or amended on or after January 1, 1994, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP 62 and 75, is available for review;

iii.	The reporting entity complies with all the requirements set forth in SSAP 62 and 75, and any supporting documentation is available for review;

iv.	The reporting entity has appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP 62 and 75.

b.	A list of all its affiliated insurers, categorized by domicile, whether controlled through ownership or otherwise under the Insurance Law. The list shall include the percentage of ownership or other means by which ACE controls the affiliated insurer.

c.	A list of its ownership of five percent or more of the voting shares of any non-affiliated insurer entities.

d.	A list of non-affiliated insurers to whom ACE’s Property/Casualty Insurers have ceded business during the preceding calendar year either directly, or through retrocession agreements if known, excluding those captive reinsurance entities that do not accept third party business, where the business ceded represents fifty percent or more of the entire direct and assumed premium written by insurer, based upon such insurer’s most recent publicly available financial statements.

Such report shall be certified by the Chief Reinsurance Officer and the Chief Executive Officer of ACE Limited and a copy of such report shall be submitted to the relevant Audit Committee of ACE.

31. The Chief Reinsurance Officers of ACE will maintain approved lists of reinsurers. ACE will not cede insurance to any reinsurer not set forth on those lists. Such lists will be available to the Superintendent upon examination. All approved reinsurance relationships will be reviewed by the Chief Reinsurance Officer of ACE Limited and such review will include a written determination of whether the reinsurance entity is affiliated or controlled (by ownership, by contract or otherwise) by ACE.

32. Additional Undertakings.

a.	ACE agrees that it will establish and maintain a training and education program, completion of which will be required for all officers, executives, and employees of ACE who have supervisory responsibility over accounting, financial reporting and public disclosure functions relating to the United States (collectively, the “Mandatory Participants”).

b.	The training and education program shall be designed to cover, at a minimum, the following: (i) the obligations imposed by federal and state securities law, ACE’s financial reporting and disclosure obligations; (ii) the financial reporting and disclosure obligations imposed on ACE by New York State, Illinois and Connecticut insurance laws; (iii) compliance with federal and state anti-trust laws; (iv) proper internal accounting controls and procedures; (v) discovering and recognizing accounting practices that do not conform to GAAP or SSAP or that are otherwise improper; and (vi) the obligations assumed by, and responses expected of the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to ACE’s accounting and financial reporting. The General Counsel of ACE Limited shall communicate to Mandatory Participants, in writing or by video, its endorsement of the training and education program.

COOPERATION WITH THE SUPERINTENDENT

33. ACE will maintain and provide to the Superintendent, upon the Superintendent’s request, complete underwriting files, including correspondence and e-mails, and risk transfer analysis to the extent required by SSAP 62 relating to all reinsurance ceded or assumed by ACE. ACE will authorize its independent auditors and direct its internal auditors to make available to the Superintendent upon request all workpapers of their auditors, including but not limited to all Schedules of Unadjusted Differences.

34. ACE will file all holding company transactions in a timely manner in compliance with Article 15 of the New York Insurance Law and Department Regulation 52.

35. ACE will cooperate fully on all examinations and on all other regulatory requests and will respond to all Department inquiries in a prompt, timely and complete manner and will provide appropriate staff during examinations in order to provide timely responses. Failure to respond to the Department in a timely manner, as required by this paragraph, will constitute violations of this Assurance and the Insurance Law. Any issues that relate to the timeliness of the responses shall be reported to the Chief Financial Officer of ACE Limited.

36. The Chair of the ACE’s Audit Committee, if requested, will meet with the Superintendent and/or a designated official of the Superintendent on an annual basis or more frequently as deemed necessary by the Superintendent.

COOPERATION WITH THE ATTORNEYS GENERAL

37. ACE shall fully and promptly cooperate with the Attorneys General with regard to their Investigations, and related proceedings and actions, of any other person, corporation or entity, including but not limited to ACE’s current and former employees, concerning the insurance industry. ACE shall use its best efforts to ensure that all its officers, directors, employees, and agents also fully and promptly cooperate with the Attorneys General in their Investigations and related proceedings and actions. Cooperation shall include without limitation: (a) production voluntarily and without service of subpoena of any information and all documents or other tangible evidence reasonably requested by any of the Attorneys General, and any compilations or summaries of information or data that any of the Attorneys General reasonably request be prepared; (b) without the necessity of a subpoena, having ACE’s officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by any of the Attorneys General and having such persons answer any and all inquiries that may be put by any of the Attorneys General (or any deputies, assistants or agents of the Attorneys General) to any of them at any proceedings or otherwise (“proceedings” include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by any of the Attorneys General concerning any fraudulent or criminal conduct whatsoever about which it has any knowledge or information; (d) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by ACE indicating: (i) the type of document; (ii) the date of the document; (iii) the author and recipient of the document; (iv) the general subject matter of the document; (v) the reason for withholding the document; and (vi) the Bates number or range of the withheld document. Any of the Attorneys General may challenge such claim in any forum of their choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by ACE, its officers, directors, employees, or agents; and (e) ACE shall not jeopardize the safety of any investigator or the confidentiality of any aspect of the investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the relevant Attorney General. Nothing herein shall prevent ACE from providing such evidence to other regulators, or as otherwise required by law.

38. ACE shall comply fully with the terms of this Assurance. If ACE violates the terms of paragraph 37 in any material respect, as determined solely by any of the Attorney Generals: (a) each of the Attorney Generals may pursue any action, criminal or civil, against any entity for any crime it has committed, as authorized by law, without limitation; (b) as to any criminal prosecution brought by the New York or Illinois Attorneys General for violation of law committed within six years prior to the date of this Assurance or for any violation committed on or after the date of this Assurance, ACE shall waive any claim that such prosecution is time barred on grounds of speedy trial or speedy arraignment or the statute of limitations.

OTHER PROVISIONS

39. ACE shall implement procedures and controls designed to provide full and complete disclosure to state insurance regulators.

40. ACE commits that it shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance.

41. None of the provisions of this Assurance shall apply to either ACE’s Life Insurance Operations or Connecticut’s Worker’s Compensation Investigation.

42. The Attorneys General agree that any prior approval required under the terms of this Assurance shall not be unreasonably withheld.

43. This Assurance is not intended to disqualify ACE, its subsidiaries, or any of its current employees from engaging in any business in New York, Illinois, Connecticut or in any other jurisdiction. Nothing in this Assurance shall relieve ACE or its subsidiaries of obligations imposed by any applicable state insurance law or regulations or other applicable law.

44. This Assurance shall not confer any rights upon any persons or entities besides the Attorneys General and ACE.

45. ACE shall maintain custody of, or make arrangements to have maintained, all documents and records related to this matter for a period of not less than six years.

46. The Attorneys General may make such application as appropriate to enforce or interpret the provisions of this Assurance, or in the alternative, maintain any action, either civil or criminal, for such other and further relief as the Attorneys General may determine is proper and necessary for the enforcement of this Assurance. If compliance with any aspect of this Assurance proves impracticable, ACE reserves the right to request that the parties modify the Assurance accordingly.

47. In any application or in any such action, facsimile transmission of a copy of any papers to current counsel for ACE shall be good and sufficient service on ACE unless ACE designates, in a writing to the relevant Attorney General, another person to receive service by facsimile transmission.

48. Facsimile transmission of a copy of this Assurance to counsel for ACE shall be good and sufficient service on ACE.

49. This Assurance shall be governed by the laws of the State of New York without regard to conflict of laws principles, except that with respect to enforcement actions taken by the Connecticut Attorney General or the Illinois Attorney General. Those actions will be governed by the laws of the state of the Attorney General bringing the action without regard to choice of law principles.

50. This Assurance may be executed in counterparts.

Executed this 25th day of April, 2006.

ELIOT SPITZER
Attorney General of the State of New York

By:	/s/ Illegible
Office of the New York State Attorney General 120 Broadway, 23rd Floor New York, New York 10271

LISA MADIGAN
Attorney General of Illinois

/s/ Illegible
Office of the Attorney General State of Illinois 100 W. Randolph Street, 12th Floor Chicago, Illinois 60601

RICHARD BLUMENTHAL
Attorney General of the State of Connecticut

/s/ Illegible
Office of the Connecticut Attorney General 55 Elm Street Hartford, Connecticut 06141-0120

Executed this 25th day of April, 2006.

ACE, LIMITED.

By:	/s/ Robert Cusumano
Robert Cusumano,
General Counsel

ACE GROUP HOLDINGS, INC.

By:	/s/ Robert Cusumano
Robert Cusumano,
General Counsel

EXHIBIT 1

APOLOGY

“As part of today’s settlement with the Attorneys General and the Superintendent, ACE acknowledges that certain of its employees violated both acceptable business practices and ACE’s own standards of conduct by engaging in behavior that included improper bidding practices and certain ‘finite reinsurance’ transactions. ACE apologizes for this conduct. It has reformed its business practices and is satisfied that this behavior will not be repeated.

In order to promote transparency and reduce the potential for conflicts of interest, ACE has supported legislation in the U.S. to eliminate contingent compensation and through this agreement pledges to continue to do so.”

EXHIBIT 2

RELEASE

This RELEASE (the “Release”) is executed this      day of                     , 2006 by RELEASOR (defined below) in favor of RELEASEE (defined below).

DEFINITIONS

“RELEASOR” refers to [fill in name                      ] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

“RELEASEE” refers to ACE Limited and any of its subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers (collectively, “ACE”).

“ASSURANCE” refers to an Assurance of Discontinuance and Voluntary Compliance between ACE and the Attorney General of the State of New York, the Attorney General of the State of Illinois and the Attorney General of the State of Connecticut (collectively “Attorneys General”) dated April 25, 2006 and an accompanying stipulation between ACE and the Superintendent of Insurance of the State of New York (“NYSI”) dated April 25, 2006, relating to (i) investigation by each of the Attorneys General and NYSI related to ACE’s alleged use of contingent commission agreements or placement service agreements to steer business; and (ii) investigations by each of the Attorneys General and NYSI related to ACE’s alleged participation in bid rigging schemes.

RELEASE

1. In consideration for the total payment of $             in accordance with the terms of the ASSURANCE, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, now existing or hereafter arising, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, “claims”), to the extent any such claims are based upon, arise out of or relate to, in whole or in part, (i) any of the allegations, acts, omissions, transactions, events, types of conduct or matters described in the ASSURANCE, or were subject to investigation by any of the Attorneys General and NYSI as referenced in the ASSURANCE; (ii) any allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of In re Insurance Brokerage Antitrust Litigation, MDL No. 1663, or the actions pending in the United States District Court for the District of New Jersey captioned In re: Insurance Brokerage Antitrust Litigation, Civ. No. 04-5184 (FSH), and In re Employee Benefit Insurance Brokerage Antitrust Litigation. Civ. No. 05-1079 (FSH) or any related actions filed or transferred to the United States District Court for the District of New Jersey that are consolidated into either of the preceding Civil Action dockets; or (iii) any allegations of bid-rigging or of the use of contingent commission agreements or placement service agreements to steer business arising from acts or conduct on or before the date of the ASSURANCE; provided, however, that RELEASOR does not hereby release, waive, or discharge RELEASEE from any claims that are based upon, arise out of or relate to (a) the purchase or sale of

ACE’s securities; and (b) ACE’s Life Insurance Operations (as defined by the Assurance to which this Release is an exhibit); (c) Connecticut’s Worker’s Compensation Investigation (as defined by the Assurance to which this Release is an exhibit).

2. In the event that the total payment referred to in paragraph 1 is not made for any reason, then this RELEASE shall be deemed null and void, provided that any payments received by RELEASOR shall be credited to ACE in connection with any claims that RELEASOR may assert against ACE, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against ACE.

3. This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs. Any disputes arising out of or related to this RELEASE shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York or, to the extent federal jurisdiction exists, the United States District Court for the Southern District of New York.

4. Releasor represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:

RELEASOR:

By:

Print Name:

Title:

39